EXHIBIT 99.1

Superconductor Technologies Reports Third Quarter 2013 Results

– Grows Conductus wire purchase order backlog and pipeline for qualification purposes –
– Increases wire output per run and begins taking delivery of commercial scale machine components –

AUSTIN, Texas, Nov. 12, 2013 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter ended September 28, 2013.

"In the third quarter, we advanced our progress in commercializing our Conductus® wire by fully completing our first purchase order, continuing to ship against other existing orders, and further increasing our order pipeline," said Jeff Quiram, STI's president and chief executive officer. "Current shipments of Conductus wire are for qualification testing for our target superconducting applications, including fault current limiters, high-field magnets, industrial motors and generators, and power transmission cables. Our near-term goal is to establish a commercial relationship with one or more customers that are completing the wire qualification efforts for those target superconducting applications. Due to the strong market interest in our wire, customer demand continues to create a backlog of orders for qualification testing. We expect these current commitments will consume all the wire we can produce for at least the next three months. Our objective over the next several months is to secure orders for our planned 2014 production."

"We continue to focus our development efforts on further improving the performance of our industry leading Conductus wire. We continue to meet or exceed the performance requirements for all our current purchase orders and remain committed to attaining even higher performance levels in the future. During the quarter, we increased the wire output per production run as we drive toward commercial scale production in 2014. We have begun taking delivery of various components for our 1 kilometer RCE machine and expect to have all the equipment we need to assemble it at our Austin facility in the first quarter of 2014. We remain on track with our plan to exit the second quarter with significant wire production capacity. We continue to execute against our plan and expect to achieve positive cash flow from operations in the second half of 2014," Quiram concluded.

STI's third quarter 2013 net revenues of $229,000, compared to $555,000 in the second quarter of 2013 and $1.3 million in the third quarter of 2012. Revenue for all periods was primarily from legacy wireless products. Net loss for the third quarter of 2013 was $3.5 million, or a loss of $0.42 per basic and diluted share, compared to a net loss of $2.4 million, or a loss of $0.54 per basic and diluted share, in the second quarter of 2013, and a net loss of $2.3 million, or a loss of $0.69 per basic and diluted share, in the third quarter of 2012.

For the nine-month period ending September 28, 2013, total net revenues were $1.6 million, compared to $2.3 million for the same period a year ago. Revenue for all periods was primarily from wireless products. The net loss for the first nine months of 2013 was $8.3 million, or $1.48 per share, compared to a net loss of $8.7 million, or $2.71 per share, for the year ago period.

As of September 28, 2013, STI had $10.3 million in cash and cash equivalents.

Investor Conference Call

STI will host a conference call and simultaneous webcast today, November 12th, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. The call will be accessible live by dialing 1-800-762-8779 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9645. The conference ID is 4645162. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on November 15th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code 4645162. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Austin, TX, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price, which may decline in connection with the sales under registered direct offerings or otherwise; the dilutive impact of any issuances of securities to raise capital; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2012 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact

Cathy Mattison or Kirsten Chapman
LHA  +1-415-433-3777 invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net revenues:
Net commercial product revenues	$ 229,000	$ 1,301,000	$ 1,560,000	$ 2,174,000
Government and other contract revenues	--	30,000	--	152,000

Total net revenues	229,000	1,331,000	1,560,000	2,326,000

Costs and expenses:
Cost of commercial product revenues	290,000	1,021,000	910,000	2,943,000
Cost of government and other contract revenue	--	18,000	--	113,000
Research and development	1,875,000	1,315,000	4,724,000	3,790,000
Selling, general and administrative	1,434,000	1,247,000	3,909,000	4,199,000

Total costs and expenses	3,599,000	3,601,000	9,543,000	11,045,000

Loss from operations	(3,370,000)	(2,270,000)	(7,983,000)	(8,719,000)

Other Income and Expense:

Loss from investment in Resonant LLC joint venture	--	--	(238,000)	--
Adjustments to fair value of derivatives	(85,000)	--	(85,000)	--
Other income	1,000	7,000	7,000	44,000
Interest income	--	1,000	1,000	6,000

Net loss	$ (3,454,000)	$ (2,262,000)	$ (8,298,000)	$ (8,669,000)

Basic and diluted loss per common share	$ (0.42)	$ (0.69)	$ (1.48)	$ (2.71)

Basic and diluted weighted average number of common shares outstanding	8,176,262	3,292,650	5,612,636	3,194,281

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28,	December 31,
	2013	2012
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 10,267,000	$ 3,634,000
Accounts receivable, net	127,000	122,000
Inventory, net	92,000	51,000
Prepaid expenses and other current assets	312,000	315,000
Total Current Assets	10,798,000	4,122,000

Property and equipment, net of accumulated depreciation of
$20,209,000 and $19,445,000, respectively	5,553,000	6,242,000
Patents, licenses and purchased technology, net of accumulated amortization
of $705,000 and $2,367,000, respectively	809,000	889,000
Other assets	503,000	776,000
Total Assets	$ 17,663,000	$ 12,029,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 970,000	$ 603,000
Accrued expenses	807,000	460,000
Total Current Liabilities	1,777,000	1,063,000
Other long term liabilities	539,000	674,000
Fair value of warrant derivatives	4,241,000	--
Total Liabilities	6,557,000	1,737,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
328,925 and 564,642 shares issued and outstanding, respectively	--	1,000
Common stock, $.001 par value, 250,000,000 shares authorized,
11,599,950 and 4,193,690 shares issued and outstanding, respectively	12,000	4,000
Capital in excess of par value	281,336,000	272,231,000
Accumulated deficit	(270,242,000)	(261,944,000)
Total Stockholders' Equity	11,106,000	10,292,000
Total Liabilities and Stockholders' Equity	$ 17,663,000	$ 12,029,000

Note – December 31, 2012 balances were derived from audited consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
	September 28, 2013	September 29, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (8,298,000)	$ (8,669,000)
Adjustments to reconcile net loss to net cash used for
operating activities:
Depreciation and amortization	946,000	204,000
Stock-based compensation expense	418,000	785,000
Write-off of intangibles	93,000	142,000
Adjustments to fair value of warrant derivatives	85,000	--
Provision for excess and obsolete inventories	--	270,000
(Gain) loss on disposal of property and equipment	331,000	(44,000)
Loss from investment in Resonant LLC joint venture	238,000	--
Changes in assets and liabilities:
Accounts receivable	(5,000)	(718,000)
Inventories	(41,000)	750,000
Prepaid expenses and other current assets	(150,000)	(61,000)
Patents and licenses	(64,000)	(157,000)
Other assets	2,000	7,000
Accounts payable, accrued expenses and other current liabilities	436,000	126,000
Net cash used in operating activities	(6,009,000)	(7,365,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(209,000)	(2,828,000)
Net proceeds from sale of property and equipment	7,000	44,000
Net cash used in investing activities	(202,000)	(2,784,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	--	(135,000)
Net proceeds from the sale of common stock	12,844,000	6,621,000
Net cash provided by financing activities	12,844,000	6,486,000

Net increase in cash and cash equivalents	6,633,000	(3,663,000)
Cash and cash equivalents at beginning of period	3,634,000	6,165,000
Cash and cash equivalents at end of period	$ 10,267,000	$ 2,502,000